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                                                                     Exhibit 11


                               THE BUCKLE, INC.
                      COMPUTATIONS OF EARNINGS PER SHARE


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                                             Fifty-two and
                                        Fifty-three Weeks Ended
                                       ------------------------
                                       February 1,  February 3,
                                         1997          1996
                                       -----------  -----------
FINANCIAL STATEMENT COMPUTATIONS:
  Net Income                            $13,624        $9,847
                                        =======        ======

NET INCOME PER SHARE:
 Shares used in this computation:
   Weighted average shares outstanding    6,952         6,845
   Dilutive effect of stock options         363           175
                                        -------        ------

   Common and common equivalent shares    7,315         7,020
                                        =======        ======


Net income per share                      $1.86         $1.40
                                        =======        ======
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